SELIGSON
& GIANNATTASIO, LLP
Certified Public Accountants and Consultants
Member of the SEC Practice Section, AICPA Division for CPA Firms

White Plains Office
723 N. Broadway
White Plains, NY 10603
Tel: 914.428.5560
Fax: 914.428.6576

Port Washington, NY
Highlands Park, NJ
New York, NY

## CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S-1/A of our report dated March 21, 2008, relating to the Juma Technology Corp. audited financial statements for the years ended December 31, 2007 and 2006 which appears in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading Expert in such Registration Statement.

Seligson & Giannattasio LLP

Seligson & Giannattasio, LLP
White Plains, New York
October 16, 2008